Exhibit 10.6

TOAST, INC.

CHIEF EXECUTIVE OFFICER SEVERANCE LETTER

This letter (the “Letter”) is being executed and delivered to confirm certain agreements and understandings pertaining to your employment with Toast, Inc. (the “Company”). Reference is made to (i) the Toast, Inc. Severance and Change in Control Policy (the “Severance Policy”) adopted by the Company on June 2, 2021 and (ii) that certain letter agreement, dated March 23, 2018, between you and the Company (the “Change in Control Letter”) providing for accelerated vesting of your outstanding equity awards in the event of certain termination events following a Sale Event (as defined in the Change in Control Letter). The terms not expressly defined in this Letter shall have the meaning ascribed to them in the Severance Policy.

In connection with the Company’s anticipated initial public offering, the Company’s Board of Directors (the “Board”) adopted the Severance Policy to provide for the payment of severance payments and accelerated vesting terms in connection with certain termination events. By executing and delivering this Letter, you hereby acknowledge and agree, in consideration for the eligibility to participate in the Severance Policy, to irrevocably waive any and all rights or entitlement to the benefits provided in the Change in Control Letter thereof or any other agreement or policy in connection with a termination of your employment. The Severance Policy is attached as Exhibit A to this Letter, and the terms of such Severance Policy are incorporated in and made part of this Letter. Notwithstanding the terms of the Severance Policy, as a result of this Letter, solely with respect to your employment with the Company, the following terms shall apply in lieu of and expressly supersede the terms of Severance Policy:

1. Good Reason. With respect to you, Section 4(b) of the Severance Policy shall be superseded and replaced with the following:

“(b) Termination of the Covered Employee’s employment by the Covered Employee for Good Reason. For purposes of this Policy, “Good Reason” shall mean that the Covered Employee has complied with the Good Reason Process (hereinafter defined) following, the occurrence of any of the following events:

a material diminution in your responsibilities, authority or duties including, but not limited to, any of the following events without your prior written consent: (A) a material change in your reporting responsibilities such that you no longer report directly to the Board or the board of directors of the Company or a successor, (B) the Company’s creation of another executive role that has the responsibilities, authority and duties typically assigned to a chief executive officer of a publicly traded company, or (C) your title is changed to a title other than the Chief Executive Officer of the Company;

(i) a material breach by the Company of this Letter, including a breach of Section 2;

(ii) a 50 mile or greater change in the principal geographic location at which you are required to provide services to the Company, not including business travel and short-term assignments.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

2. Board Service. Subject to the fiduciary obligations of the Board and its committees, for as long as you serve as the Company’s Chief Executive Officer, the Company shall cause the corporate governance and nominating committee of the Board or its equivalent to nominate you for re-election as a member of the Board consistent with Board practices as and when your term as a member of the Board otherwise would expire. You agree that you shall receive no additional compensation for your service on the Board. You expressly agree to resign from the Board upon your termination of employment with the Company for any reason and you further acknowledge and agree that any payment or benefits that become due and payable under the Severance Policy are subject to your resignation from the Board as of the effective date of the applicable Termination Event thereunder, provided the Board may, in its sole and reasonable discretion, elect not to enforce such Board resignation mandate upon the ending of your employment.

3. Severance Computations. For purposes of calculating the cash compensation payable to you under Sections 5(a) and 5(b) of the Severance Policy upon any Termination Event, (a) the base salary input shall be an amount equal to the greater of (i) your base salary in effect immediately prior to the Termination Event and (ii) $250,000 and (b) the target annual bonus input shall be an amount equal to the greater of (i) your then current target bonus or (ii) $185,000.

4. Amendments. This Letter, and the Severance Policy as it applies to you which has been incorporated by reference herein, may be amended, superseded, cancelled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto.

Other than the changes noted above, all other provisions of the Severance Policy shall remain in full force and effect according to its terms.

Please indicate your agreement by countersigning a copy of this Letter and delivering it to the Company. This Letter will be effective as of the date written above upon the Company’s receipt of your countersignature to this Letter. This Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any of such counterparts shall be sufficient for the purposes of proving the existence and terms of this Letter and no party shall be required to produce an original or all of such counterparts in making such proof. A binding and valid signature by you or the Company may be submitted by facsimile or PDF.

Sincerely,

/s/ Kent Bennett

On Behalf of Toast, Inc.

Kent Bennett

Chairperson Toast, Inc. Board Compensation Committee

ACKNOWLEDGED & ACCEPTED

By:	/s/ Christopher Comparato

Name:	Christopher Comparato